EXHIBIT 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN:

GRAN TIERRA ENERGY CANADA ULC, an Alberta corporation (“GTE ULC”) and GRAN TIERRA ENERGY INC., a Nevada corporation (“Gran Tierra”)

(GTE ULC and Gran Tierra are collectively referred to herein as, the “Company”)

- and -

JAMES ROZON, an individual ordinarily resident in the City of Calgary in the Province of Alberta

(the “Executive”)

(GTE ULC, Gran Tierra and the Executive are collectively referred to herein as the “Parties”
and individually referred to herein as a “Party”)

RECITALS:

A.	The Executive has specialized knowledge and valuable skills and experience which are critical to the management and success of the business;

B.	The Company wishes to secure the services of the Executive as the Chief Financial Officer and Principal Financial and Accounting Officer of Gran Tierra;

C.
The Executive is currently an employee of the Company pursuant to an employment agreement between the GTE ULC (as assignee of Gran Tierra Energy Inc., an Alberta corporation) and the Executive dated May 1, 2008 (the “Prior Agreement”); and

D.
The Parties wish to set forth their entire understanding and agreement with respect to the subject matter herein and replace the Prior Agreement in its entirety with this Executive Employment Agreement (the “Agreement”).

THEREFORE, the Parties agree as follows:

ARTICLE 1
DUTIES AND RESPONSIBILITIES

1.1 Position

The Company confirms the appointment of the Executive to the position of Chief Financial Officer and Principal Financial and Accounting Officer of Gran Tierra. The Executive will undertake those duties and responsibilities set out in Schedule “A” to this Agreement as well as those duties reasonably assigned to the Executive by the Board of Directors of Gran Tierra (the “Board”). The Executive will report to the President and Chief Executive Officer of Gran Tierra. The parties agree that the relationship between the Company and the Executive created by this Agreement is that of employer and employee.

1.2 Exclusive Service & Other Engagements

During the Executive's employment, the Executive will faithfully serve the Company and will devote full time and attention to the business and affairs of the Company and the performance of the Executive's duties and responsibilities.

The Executive shall not engage in any other business, profession or occupation which would conflict with the performance of his duties and responsibilities under this Agreement, either directly or indirectly, including accepting any appointment to the board of directors of another company without the prior written consent of the Board.

1.3 Reassignment

The Company shall not reassign the Executive to another position within Gran Tierra itself, or to a position within a subsidiary, affiliated or related corporate entity (“Member Company” or “Member Companies”) or alter the duties, responsibilities, title, or reporting lines of the Executive or change the location of the Executive’s employment unless the Executive agrees to such reassignment or alteration.

1.4 Travel

The Executive shall be employed at the Company’s location in Calgary, Alberta. The Executive shall be available for such business related travel as may be required for the purposes of carrying out the Executive’s duties and responsibilities. The Executive shall be entitled to business class tickets for domestic or international flights with a duration of more than one hour. The Executive will be entitled to choose suitable accommodations when traveling on Company business.

ARTICLE 2
BASE SALARY

The Executive will be paid an annual salary in the amount of three hundred thousand Canadian Dollars (CDN$300,000), subject to applicable statutory deductions (the “Base Salary”). The Executive’s Base Salary will be payable in accordance with Company practices and procedures as they may exist from time to time. Base Salary will be reviewed and may be increased on an annual basis by the Board, with input from the Executive.

ARTICLE 3
BONUS

3.1 Bonus Eligibility

The Executive shall be eligible to receive an annual bonus payment in addition to Base Salary and other compensation for each year of the Executive’s employment (the “Bonus”) as determined by the Board from time to time.

3.2 Bonus Payment

The Bonus shall be payable within sixty (60) days of the end of the fiscal year, and will be based upon the Executive’s performance during the preceding year.

ARTICLE 4
BENEFITS

The Executive shall be entitled to participate in and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accident plans maintained by the Company for its employees and for its executive officers specifically. The Company will continue to pay the Executive’s Base Salary in the event the Executive becomes disabled until such time as the Executive begins to receive short-term or long-term disability insurance benefits.

ARTICLE 5
VACATION

The Executive will be entitled to twenty-five (25) days’ vacation per each full year. Payment of all vacation pay will be at Base Salary. This vacation entitlement shall be earned over the course of each full year that the Executive is employed with the Company and the Executive shall be entitled to a proportionate period of vacation for any period of less than a full year of employment. The Executive will arrange vacation time to suit the essential business needs of the Company. Unused vacation entitlement will be carried over into the following calendar year to a maximum entitlement of thirty (30) days in any one year. On leaving the employment of the Company for whatever reason, the Company will, as applicable, compensate the Executive for any accrued but unused vacation entitlement based upon the Executive’s then current Base Salary or set off against any amounts owed to the Executive any amounts owed by the Executive to the Company, including with respect to any vacation used but not accrued to the date of termination.

ARTICLE 6
STOCK OPTIONS

The Executive will be eligible to participate in the 2007 Gran Tierra Energy Equity Incentive Plan and in applicable future stock option plans and/or incentive award plans as approved by the Board.

ARTICLE 7
PERQUISITES AND EXPENSES

The Company recognizes that the Executive will incur expenses in the performance of the Executive’s duties. The Company shall reimburse the Executive for any reasonable out of pocket expenses incurred in the course of employment, upon providing the Company with reasonable substantiation and receipts for such expenditures.

ARTICLE 8

TERMINATION OF EMPLOYMENT

8.1 Termination Without Notice

This Agreement and the Executive’s employment with the Company may be terminated, without the Company being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise, in the following circumstances:

(a)	Voluntary Resignation

In the event the Executive voluntarily resigns, except where the Executive resigns for Good Reason as provided for in this Agreement, the Executive will give a minimum of ninety (90) days’ advance written notice to the Company. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive’s last day of active service with the Company. The Company may, at its discretion, waive in whole or in part such notice with payment in lieu to the Executive;

(b)	Cause

The Company may terminate the employment of the Executive at any time without notice for Cause.  The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive’s last day of active service with the Company.

"Cause" is defined as any of the following:

(a) participation in a fraud or dishonesty against the Company;

(b) participation in an act of dishonesty against the Company intended to result in your personal enrichment;

(c) the intentional making by the Executive or any member of the Executive’s family of any material personal profit at the expense of the Company without the prior written consent of the Company;

(d) willful material breach by the Executive of a provision of this Agreement or of the Company Policies (as defined in Article 17);

(e) intentional significant damage to the Company's property by the Executive;

(f) conduct by you that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve provided that in such event, the Company shall provide notice to you describing the nature of the gross unfitness and you shall thereafter have ten (10) days to cure such gross unfitness if such gross unfitness is capable of being cured.

The Company may not terminate your employment for Cause unless and until you receive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board finding that in the good faith opinion of the Board that "Cause" exists and specifying the particulars thereof in reasonable detail.

8.2 Termination by the Company without Cause

The Company may terminate the Executive’s employment without Cause at any time by providing the Executive with a separation package (the “Separation Package”) equal to 1.5 times the Base Salary and Bonus paid and payable to the Executive during the twelve (12) month period prior to such termination.

The Separation Package shall be payable in a lump sum within thirty (30) days of the termination of the Executive.

8.3Termination by the Executive for Good Reason.

Should the Executive terminate his employment for Good Reason, as hereinafter defined, he shall receive the Separation Package set out in Article 8.2.  Failure of the Executive to terminate his employment on the occurrence of any event which would constitute Good Reason shall not constitute waiver of his right under this Article 8.3.  Notwithstanding the foregoing, the Executive may terminate his employment for Good Reason so long as the Executive tenders his resignation to the Company within thirty (30) days after the occurrence of the event that forms the basis for the resignation for Good Reason; provided, however, that the Executive must provide written notice to the Company describing the nature of the event that the Executive believes forms the basis for the resignation for Good Reason, and the Company shall thereafter have ten (10) days to cure such event.

“Good Reason” is defined as the occurrence of any of the following without the Executive’s express written consent:

(a)
an adverse change in the Executive’s position, titles, duties or responsibilities (including new, additional or changed formal or informal reporting responsibilities) or any failure to re-elect or re-appoint him to any such positions, titles, duties or offices, except in connection with the termination of his employment for Cause;

(b)
a reduction by the Company of the Executive’s Base Salary except to the extent that the annual base salaries of all other executive officers of the Company are similarly reduced or any change in the basis upon which the Executive’s annual compensation is determined or paid if the change is or will be adverse to the Executive except that an award of any annual performance bonuses (including the Bonus) by the Company’s Compensation Committee (and approved by the Board) are discretionary and in no instance shall be considered adverse to Executive if such performance bonus is reduced from a prior year or if an annual performance bonus is not paid;

(c)	a Change in Control (as defined below) of the Company occurs; or

(d)	any breach by the Company of any material provision of this Agreement.

A “Change in Control” is defined as:

(a) a dissolution, liquidation or sale of all or substantially all of the assets of the Company;

(b) a merger or consolidation in which the Company is not the surviving corporation;

(c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(d) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

ARTICLE 9
DIRECTORS/OFFICERS LIABILITY

9.1 Indemnity

Gran Tierra shall provide to the Executive indemnification in accordance with the Indemnification Agreement entered into between Gran Tierra and the Executive.

9.2 Insurance

(a)
Gran Tierra shall purchase and maintain, throughout the period during which the Executive acts as a director or officer of Gran Tierra or a Member Company and for a period of two years after the date that the Executive ceases to act as a director or officer of Gran Tierra or a Member Company, directors’ and officers’ liability insurance for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, such that the Executive’s insurance coverage is, at all times, at least equal to or better than any insurance coverage Gran Tierra purchases and maintains for the benefit of its then current directors and officers, from time to time.

(b)
If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Executive or the Executive’s heirs, executors, administrators or other legal representatives are subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by Gran Tierra for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, Gran Tierra shall pay the deductible for and on behalf of the Executive or the Executive’s heirs, executors, administrators or other legal representatives, as the case may be.

9.3 Survival

The provisions of sections 9.1 and 9.2 of this Agreement shall survive the termination of this Agreement or the employment of the Executive with Gran Tierra and such provisions shall continue in full force and effect in accordance with such Indemnification Agreement and the provisions of this Agreement for the benefit of the Executive.

ARTICLE 10
NON-COMPETITION AND CONFIDENTIALITY

10.1 Fiduciary Duties & Non-Competition

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will be a key employee of the Company and will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to all aspects of the services and businesses carried on by Gran Tierra and its Member Companies and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Executive and of the Company that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of Gran Tierra and its Member Companies and not in any manner detrimental to them. The Executive therefore agrees that so long as he is employed by the Company pursuant to this Agreement he shall not engage in any practice or business in competition with the business of Gran Tierra or any of its Member Companies. The Executive further agrees that the Executive’s fiduciary duties shall survive the termination, for any reason, of this Agreement or any obligation of the Executive to provide any services to the Company.

10.2 Confidentiality

The Executive further recognizes and understands that in the performance of his employment duties and responsibilities as outlined in this Agreement, he will be a key employee of the Company and will become knowledgeable, aware and possessed of confidential and proprietary information, know-how, data, strategic studies, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of Gran Tierra and its Member Companies, including, without limitation, geophysical studies and data, market data, engineering information, shareholder data, client lists, compensation rates and methods and personnel information (collectively “Confidential Information”) concerning the business of Gran Tierra and its Member Companies. The Executive therefore agrees that, except with the consent of the Board, he will not disclose such Confidential Information to any unauthorized persons so long as he is employed by the Company pursuant to this Agreement; provided that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of Gran Tierra or its Member Companies other than by a breach of this Agreement.

10.3 Following Termination of Agreement

Subject to this Article 10 and without otherwise restricting the fiduciary obligations imposed upon, or otherwise applicable to the Executive as a result of the Executive having been a senior officer and key employee of the Company, the Executive shall not be prohibited from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company after termination of this Agreement and the Executive’s employment with the Company.

10.4 Business Records

The Executive agrees to promptly deliver to the Company, upon termination of his employment for any reason, or at any other time when the Company so requests, all documents relating to the business of the Company or its Member Companies, including, without limitation: all reports and related data, such as summaries, memoranda and opinions relating to the foregoing, contract files, notes, records, manuals, correspondence, financial and accounting information, client lists, statistical data and compilations, patents, copyrights, trademarks, trade names, methods, processes, agreements, contacts or any other documents relating to the business of the Company or its Member Companies, and all copies thereof and therefrom (collectively, the "Business Records").  The Executive confirms that all of the Business Records which are required to be delivered to the Company pursuant to this Agreement constitute the exclusive property of the Company.  The obligations of confidentiality set forth in this Agreement shall continue notwithstanding the Executive’s delivery of any such documents to the Company.

ARTICLE 11
CHANGES TO AGREEMENT

Any modifications or amendments to this Agreement must be in writing and signed by all Parties or else they shall have no force and effect.  Notwithstanding the foregoing, the Company may assign this agreement to a Member Company, without the consent of the Executive.

ARTICLE 12
ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive’s heirs, executors, administrators and personal representatives.

ARTICLE 13
GOVERNING LAW AND JURISDICTION

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Executive’s employment with the Company, shall be tried in the Court of Queen's Bench situated in Alberta.  The Parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.

ARTICLE 14
NOTICES

14.1 Notice to Executive

Any notice required or permitted to be given to the Executive shall be deemed to have been received if delivered personally to the Executive or sent by courier to the Executive’s home address last known to the Company.

14.2 Notice to Company

Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, sent by courier, or sent by facsimile to:

Gran Tierra Energy Inc.
300,625-11th Avenue S.W.
Calgary, Alberta, Canada, T2R 0E1
Fax: (403) 265-3242
Attn: President

ARTICLE 15
WITHHOLDING

All payments made by the Company to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

ARTICLE 16
INDEPENDENT LEGAL ADVICE

The Executive acknowledges that the Executive has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such independent legal advice or has expressly deemed not to seek such advice, and that the Executive is entering into this Agreement with full knowledge of the contents hereof, of the Executive’s own free will and with full capacity and authority to do so.

ARTICLE 17
COMPANY POLICIES

As an employee of the Company, the Executive is required to comply with all Company policies and procedures, as may be amended by the Company from time to time (the "Company Policies" certain of which may be found at www.grantierra.com).  The Company Policies are deemed to be incorporated by reference into this Agreement.  The Executive agrees to review and provide written acknowledgement on an annual basis of his acceptance of the Company Polices, including policies with respect to business conduct and ethics, insider trading, complaints reporting, foreign corrupt practices, information security, computer use, and disclosure.

ARTICLE 18
WAIVER

No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of those rights, powers or privileges, nor will any waiver in one instance be deemed to be a continuing waiver in any other instance.

ARTICLE 19
SEVERABILITY AND ENFORCEABILITY

If any court of competent jurisdiction declares any provision of this Agreement invalid, void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of the remainder of this Agreement, which shall remain in full force and effect.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

ARTICLE 20
PRIVACY

The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain Personal Information (information about an identifiable individual) of the employees, consultants or customers of the Company obtained in the course of the Executive's employment with the Company.  The Executive shall at all times comply, and shall assist the Company to comply, with all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection Act (Alberta) (“Applicable Privacy Laws”).

The Executive acknowledges and agrees that the disclosure of the Executive’s Personal Information may be required as part of the ongoing operations of the Company’s business, as required by law or regulatory agencies, as part of the Company’s audit process, as part of a potential business or commercial transaction or as part of the Company’s management of the employment relationship (the "Personal Information Disclosure"), and the Executive hereby grants consent as may be required by Applicable Privacy Laws to the Personal Information Disclosure.

ARTICLE 21
REPLACEMENT OF PRIOR AGREEMENT

The Parties acknowledge that the Prior Agreement is hereby replaced in its entirety by this Agreement.  Pursuant to Article 11 of the Prior Agreement, this Agreement shall be effective, and the Prior Agreement shall be terminated, upon the execution of this Agreement by the Parties.  Upon such execution, all provisions of the Prior Agreement are hereby superseded in their entirety and replaced herein and shall have no further force or effect.

 ARTICLE 21

COUNTER PART EXECUTION

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.  Delivery of a copy of a counterpart by facsimile or email by one Party to the other Party shall be deemed to be delivery of an original by that Party.

IN WITNESS OF WHICH the Parties have duly executed this Agreement as of the date set forth below, with an effective date as of May 2, 2012.

GRAN TIERRA ENERGY CANADA ULC, an Alberta corporation		GRAN TIERRA ENERGY INC., a Nevada corporation

By:	/s/ Dana Coffield	By:	/s/ Dana Coffield
	Name: Dana Coffield		Name: Dana Coffield
	Title: President and CEO		Title: President and CEO

Date:	May 3, 2012	Date:	May 3, 2012

EXECUTIVE

By:	/s/ James Rozon

Date:	May 3, 2012

SIGNED, SEALED & DELIVERED
In the presence of:T

/s/ Wes Carter
Witness

SCHEDULE A

Duties & Responsibilities

•	Management of financing, accounting, treasury, tax, risk management, compliance/reporting and information technology functions of Gran Tierra Energy Inc. and its subsidiaries

•	Support the CEO and Board by ensuring the financial integrity of the Company.

•	Ensure the Company’s strong financial position is maintained.

•	Ensure that the Company’s records and reports accurately reflect the Company’s financial position and results of operations.

•	Ensure the Company’s financial controls are properly designed and operating effectively.

•	Provide assurance to the Audit Committee of the Board, auditors, and regulatory bodies on the integrity of the Company’s financial reports and control environment.

•	Efficient stewardship of cash and working capital.

•	Accurately monitor costs and financial reporting against budgets and forecasts.

•	Develop a strong Finance Team.

•	Coordination of financial functions of operating subsidiaries